Exhibit 10.33

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by David Clark, Employee ID No.: 1055662 (hereinafter referred to as “Employee”), and Clear Channel Outdoor, Inc., in full and final settlement of any and all claims Employee may have or hereafter claim to have against Clear Channel Outdoor, Inc. and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1.	End of Employment.

1.1 Employee’s termination date is October 22, 2010 (“Termination Date”).

1.2 Employee has been paid all earned salary and accrued but unused vacation pay through the Termination Date, except for his final paycheck and unused vacation, which shall be paid on or before the Company’s next payroll date following the Termination Date.

2.	Consideration for Agreement from Company.

2.1 In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 3 below), Company agrees to pay as severance to Employee the sum of Two Hundred Seventy Thousand Dollars and 00/100 Cents ($270,000.00), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid in accordance with Company’s ordinary payroll practices over a period of approximately twelve months. These payments will begin on Company’s next regularly scheduled pay date following the expiration of the seven-day revocation period noted in 4.11, and only if Employee does not revoke this Agreement, and shall continue until paid in full (the “Severance Pay Period”). Employee hereby acknowledges the sufficiency of this payment from Company.

2.2 If Employee is rehired by Company as a full-time employee during the Severance Pay Period, the severance payments shall cease; however, in this event, if Employee’s new annualized base salary is less than his previous annualized base salary, Company agrees to continue to pay to Employee the difference between Employee’s previous annualized base salary and Employee’s new annualized base salary for the remainder of the Severance Pay Period

3.	Employee’s Release of Claims.

3.1 Employee affirms that he has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form. In addition, Employee affirms that as of the Termination Date, he has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. Employee furthermore affirms that he has no known workplace injuries or occupational diseases.

3.2 Save and except for Employee’s right to indemnification as an officer and employee of the Company, rights as a shareholder of a Company, or rights under health, benefit or insurance plans or policies as an employee of Company, Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

3.3 Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, his treatment by Company or any other person, the terms and conditions of his employment, and any and all possible state or federal statutory and/or common law claims, including but not limited to:

(a.) All claims which he might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; and/or, The Occupational Safety and Health Act, as amended;

(b.) All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company;

(c.) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,

(d.) All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

3.4 Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other state or federal administrative or governmental agency pursue claims against the Company on Employee’s behalf.

3.5 Employee does not waive rights or claims that arise following the execution of this Agreement.

4.	Other Understandings, Agreements, and Representations.

4.1 Employee agrees that this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him.

4.2 Employee promises and represents that he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except (1) to advisors, attorneys, accountants, representatives or members of Employee’s immediate family, provided that any individual to whom such disclosure is made agrees to abide by the terms of this Section; (2) to the extent necessary to report income to appropriate taxing authorities; (3) in response to an order or subpoena of a court of competent jurisdiction; or (4) in response to any subpoena issued by a state or federal governmental agency.

4.3 Employee promises and represents that he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company. Company agrees to use reasonable best efforts to cause its management employee who worked with Employee not to make, on behalf of Company, any derogatory, negative or disparaging statements, either written or verbal, about Employee.

4.4 During the course of employment, Company provided Employee with confidential and proprietary information of Company. This confidential information includes, but is not limited to, Company’s operational, programming, training/employee development, engineering information, sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary. Employee agrees that he will not disclose or use Company’s confidential or proprietary information. Employee understands that Company may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.

4.5 Employee agrees he will not for sixty (60) days following the Termination Date, directly or indirectly: (i) solicit, recruit or otherwise induce or attempt to induce any employees to leave the employment of Company or its affiliates; (ii) interfere with or disrupt Company’s relationship with any of its employees, contractors, or accounts; (iii) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with Company to cease performing services for or doing business with Company; (iv) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with Company to perform services for, advertise with, or sponsor any other broadcast program or station or communication company; or (v) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with Company to terminate any written or oral agreement with Company, or enter into any agreement with any such person or entity which would have an adverse effect on Company.

4.6 During the Severance Period, Employee agrees to provide assistance and cooperation in the operation of Company’s business, including but not limited to lawsuits, arbitration proceedings, governmental hearings, investigations or proceedings (collectively, “legal proceedings”) in which the Company or any of its subsidiaries or affiliates are a party or otherwise involved and in which Employee is knowledgeable, as may be reasonably requested from time to time. By way of example, assistance and cooperation may include (i) assisting in compiling documents or other data in response to Company’s requests for information, (ii) meeting and/or talking with legal counsel of the Company from time to time to assist in the preparation of arguments and the discovery or compilation of factual matters, and (iii) providing testimony or statements in connection with any legal proceedings. Employer shall reimburse Employee for any documented out-of-pocket expenses, reasonably incurred by the Employee in complying with this Paragraph, and shall pay the Employee $175 per hour for any reasonable amount of time spent by Employee in order to comply with this Paragraph. The Company shall cooperate to schedule any assistance requested under this Paragraph at such times and locations as shall not unreasonably interfere with Employee’s business or personal affairs.

4.7 Prior to execution of this Agreement, Employee shall return to Company all property belonging to Company that the Employee possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Employee. Employee warrants and represents that Employee has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this Section.

4.8 As a former officer and employee of the Company, (a) Employee is covered under the indemnification provisions in the Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc. in effect as of the date hereof (the “A&R Bylaws”) subject to the terms and provisions of such A&R Bylaws; and (b) Employee is covered under Company’s present Director and Officer Liability Insurance policies and shall be covered in the future to the same extent and in a manner consistent with the coverage provided to similarly situated officers and employees under Company’s future Director and Officer Liability Insurance policies, in each case under this subparagraph (b), for any covered acts occurring during Employee’s official duties while and in the course and scope of Employee’s employment with Company.

4.9 This Agreement together with the A&R Bylaws contains the entire understanding between Employee and Company and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

4.10 Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted in Phoenix, Arizona by one arbitrator who is a member of the AAA or any comparable arbitration service, and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Company will pay the actual costs of arbitration excluding attorneys’ fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

4.11 Employee may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so by Company. If Employee has not signed this Agreement as of the 22nd day after receipt, this severance offer is revoked by Company. In deciding whether to accept the terms of this Agreement, Employee is also advised that he may revoke this entire release up to seven days following its execution.

4.12 Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of his choice, at his expense, before signing this Agreement.

4.13 Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law.

4.14 Employee agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.

4.15 Employee represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

4.16 This Agreement must be delivered to: Kimberly Wray, Director of Human Resources, 200 E. Basse Rd., San Antonio, Texas 78209 the time specified herein in order to be effective.

ACCEPTED AND AGREED:

DAVID CLARK

Date:	10/22/10	/s/ David Clark

CLEAR CHANNEL OUTDOOR, INC.

Date:	10/22/10	By:	/s/ Ronald Cooper
		Name:	Ronald Cooper
		Title:	President and CEO

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